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To All Persons Concerned                                       October 31, 2007

Name of Company Listed:            Futuremedia PLC

Name of Representative:            George O'Leary, Chief Executive Officer

Person for inquiry:                Sylvie Kulczak
                                   Finance Director & Corporate Controller
                                   (Tel: 01273-829-851)


                 Notice Regarding Change in Independent Auditor
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      We hereby advise you of a change in the Independent Auditor of the Company as follows:

      The Board of Directors of Futuremedia PLC ("Futuremedia") has made a determination to replace its prior auditors, BDO Stoy Hayward LLP. After conducting a search, the determination was made to retain Deloitte & Touche LLP as Futurmedia's Independent Auditor. BDO Stoy Hayward LLP submitted its notice of resignation to the Company on October 15, 2007 and the Company accepted it on the same date. As a result, Deloitte & Touche LLP will be the sole Independent Auditor of the Company, effective as of October 25, 2007, the date the board formally approved the change.



      Name and address of resigning Independent Auditor
      Name:       BDO Stoy Hayward LLP
      Address:    8 Baker Street, London, W1U 3LL, England



      Date of change
      October 25, 2007